Exhibit 99.1

News Release

Air Products and Chemicals, Inc

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Appoints John D. Stanley Senior Vice President

and Chief Administrative Officer

LEHIGH VALLEY, Pa. (February 1, 2013) – Air Products (NYSE:APD) today announced that John D. Stanley has been appointed senior vice president, general counsel and chief administrative officer responsible for the company’s law, corporate secretary, human resources, information technology, global business support services, mergers and acquisitions, communications, and government relations functions.

Previously, Stanley was senior vice president and general counsel for Air Products.

Stanley joined Air Products in 1988 as an attorney in the Law Group. He has represented various commercial and functional organizations, including the Corporate Development Office (merger and acquisition activities), Performance Materials, Metals Tonnage and Human Resources. In 2004 he assumed the position of assistant general counsel, corporate and commercial, with responsibility for the overall management and delivery of legal services from the Law Group’s corporate and commercial section in the Americas. In 2007 Mr. Stanley’s role expanded to include legal activities in Europe, the Middle East and Africa, and he assumed the title of assistant general counsel, Americas and Europe. He was appointed senior vice president and general counsel in April, 2009, with oversight for the company’s law, corporate secretary and government relations functions, and assumed responsibility for human resources and communications in May, 2012. He also serves as the Company’s chief compliance officer.

Stanley received a B.A. degree in history from Lafayette College in 1980 and a law degree from the University of Pennsylvania in 1983. A complete biography is available at: http://www.airproducts.com/company/company-overview/leadership/john-d-stanley.aspx

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2012, Air Products had sales approaching $10 billion. For more information, visit www.airproducts.com.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2012.

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Media Inquiries:

George Noon, tel: (610) 481-1990; email: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.